AMENDMENT 1

                         to Sponsored Research Agreement

This Amendment ("Amendment") to the Sponsored Research Agreement ("Agreement"), effective July 1, 1997, by and between National Jewish Medical and Research Center ("National Jewish") and Aeolus Pharmaceuticals, Inc. ("Sponsor"), shall be effective as of July 1, 1998.

The parties agree to modify the Agreement as follows, all other terms of the Agreement shall remain effective.

Paragraph 2 of the Agreement is replaced in its entirety by the following.

2.   Personnel

     The Research shall be performed by, and under the supervision and direction of, Dr. Brian Day ("Day") and Dr. Ling-Yi Chang ("Chang") who collectively shall be designated as the Principal Investigator, together with such additional personnel as may be assigned by National Jewish. National Jewish covenants that all personnel and entities (including any other organizations) performing research hereunder shall execute agreements assigning all of their rights, title and interest to and in any invention resulting from the Research to National Jewish. If for any reason the Principal Investigator is unable to continue to serve as Principal Investigator, and a successor acceptable to both National Jewish and the Sponsor is not available, this agreement may be terminated as provided in Article 10(a).

Paragraph 4 of the Agreement is replaced in its entirety by the following.

4.   Payment of Costs

     In consideration of National Jewish's performance hereunder, Sponsor agrees to support National Jewish's costs incurred in performance of the research in an amount not to exceed $400,000 for the period from July 1, 1997 through June 30, 1998 and $400,000 for the period from July 1, 1998 through June 30, 1999, which amount shall not be exceeded unless mutually agreed upon in writing by Sponsor and National Jewish. Sponsor shall make payments to National Jewish according to the following schedule. For the first year, Sponsor paid $100,000 upon or before the execution of the Research Agreement; and additional payments of $100,000 on or before September 30, 1997, December 31, 1997 and March 30, 1998. During the second year of the research program, Sponsor will pay $100,000 upon or before execution of this Amendment for support of work performed by Dr. Day and Dr. Chang, and will make additional payments while this Agreement is in effect of $100,000 on or before October 1, 1998, January 2, 1999 and April 1, 1999 for support of work performed by Dr. Day and Dr. Chang. Notwithstanding the foregoing, the amount of the payments may be changed upon mutual agreement by Sponsor and National Jewish.



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Paragraph 5 of the Agreement is replaced in its entirety by the following.

5.   Research Reports

     National Jewish through the Principal Investigator shall prepare and maintain records, including bound laboratory notebooks maintained in accordance with generally accepted standard scientific procedures for the industry, containing all appropriate data reflecting results of the Research, with each page containing at least two (2) signatures. The Principal Investigator and Dr. James Crapo ("Crapo") shall furnish to the Sponsor during the term of this Agreement periodic informal written or oral reports regarding the progress of the Research. Sponsor will have the opportunity to observe the work being carried on under this Agreement as mutually agreed to and scheduled by both parties.

Paragraph 6 of the Agreement is replaced in its entirety by the following.

6.   Publication

     National Jewish reserves, on behalf of the Principal Investigator, Crapo, and other National Jewish employees and/or students, the right to disseminate information, or to publish any material resulting from the Research; provided, however, National Jewish shall make no such disclosure unless National Jewish shall have provided the Sponsor with a copy of any proposed publication forty-five (45) days in advance of the submission by National Jewish or any author to a third party of any written materials intended for publication. If the proposed disclosure contains Sponsor's Confidential Information, National Jewish shall remove or cause the author to remove such Sponsor Confidential Information prior to submission for publication or other public disclosure. The Sponsor may request, and National Jewish shall agree to, a delay of such proposed publication for an additional period, not to exceed forty-five (45) days, in order to protect the potential patentability of any invention described therein by having National Jewish or Sponsor prepare and file a patent application. All publications resulting from this Agreement will include an acknowledgement of the research support from the Sponsor.

Paragraph 7 of the Agreement is replaced in its entirety by the following.

7.   Proprietary Information

     All confidential information of either party disclosed to the other party in connection with the Research hereunder ("Confidential Information") will be treated by the receiving party as confidential and restricted in its use to only those uses contemplated by the terms of this Agreement. Any information which is to be treated as confidential must be clearly marked as confidential prior to transmittal to the other party. If such Confidential Information is disclosed orally, it shall be identified as being confidential at the time of disclosure, and shall thereafter be reduced to writing within 30 days, marked as confidential, and transmitted to the receiving party. The Sponsor may submit Confidential Information only to the Principal Investigator or Crapo, who shall be free to refuse to accept such Confidential Information. The obligations of this paragraph shall survive and continue for five (5) years after termination of this Agreement. Specifically excluded from such confidential treatment shall be information which: (a) is or becomes part of the public domain, through no fault of the receiving party; (b) is lawfully disclosed to the receiving party by a third party who is not obligated to retain such information in confidence;
(c) is independently developed at the receiving party by someone not privy to the confidential information; (d) is required to be disclosed to comply with applicable laws or governmental regulations, provided that the disclosing party receives prior notice of such disclosure and that the receiving party takes all reasonable and lawful actions to minimize the extent of such disclosure, and if possible to avoid such disclosure; or (e) as of the date of its disclosure and/or delivery is already known to the party receiving such information, except in the case of disclosures of information relating to the Research hereunder made between Sponsor or consultants of Sponsor and the Principal Investigator or Crapo.
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     Each party shall retain full ownership of all its Confidential Information in the possession of the other party. At the termination of this Agreement, each party shall secure the return of, or destroy, any Confidential Information that is in its possession and that is owned by the other party.

Paragraph 8(a) of the Agreement is replaced in its entirety by the following.

8.   Results of the Research

     (a) All rights in any inventions or discoveries, whether or not patentable, that are developed, conceived or reduced to practice in the course of the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo, Day or Chang solely by any persons, including Crapo, Day or Chang who work in their respective laboratories under their supervision and are students, lab employees or post-doctoral fellows ("National Jewish Employees") shall be property of National Jewish ("National Jewish Inventions"). All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice jointly by National Jewish Employees and Sponsor employees or consultants in the course of the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo, Day or Chang shall be jointly owned by National Jewish and the Sponsor ("Joint Inventions"). Title to any Joint Inventions, developments or discoveries resulting directly from the Research will be determined in accordance with U.S. Patent law, Title 35 U.S.C., in effect at the time of the invention, development or discovery. All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice in the course of the Research solely by Sponsor employees or consultants and without the use of any National Jewish resources or facilities shall be property of the Sponsor. National Jewish shall promptly report to the Sponsor any National Jewish Inventions. Both parties agree promptly to inform the other party of any Joint Inventions. All license negotiation periods for any type of invention hereunder shall be limited to between 90 and 120 days after the option to license is exercised. For the purpose of this Section 8 only, any National Jewish Employees may not be defined as a Sponsor consultant or employee.



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Paragraph 8(b) of the Agreement is replaced in its entirety by the following.

8.   Results of the Research

     (b) National Jewish grants to Sponsor an option to negotiate for a royalty-bearing exclusive license to any patent application filed by National Jewish on any National Jewish Invention or Joint Invention resulting from the Research or within the field of antioxidant compounds, nitrosylating compounds or related discoveries from the research laboratories of Crapo, Day or Chang by National Jewish Employees and any patents granted thereon, for an initial option period of ninety (90) days after a patent has been filed on such invention. Sponsor may elect to extend such option for a period not to exceed one hundred twenty (120) days, provided the Sponsor reimburses National Jewish for all costs related to the filing, prosecution and maintenance of said patent(s) or patent applications. National Jewish and Sponsor agree that the royalty rate and other license terms to be negotiated in any such license agreement(s) shall be fair, reasonable, and customary for the industry to which the invention applies. In addition, the royalty shall reflect the relative contributions of National Jewish and of Sponsor in making the invention. It is anticipated by the parties that a reasonable royalty rate on small molecule antioxidant compounds will be approximately one percent to two percent of ultimate net sales of any product developed. Royalties on inventions not contemplated in the scope of this Agreement may result in royalty rates higher than those payable in connection with the license of small molecule antioxidant compounds. In the event that National Jewish and Sponsor are not able to reach agreement regarding the terms of a license agreement for a National Jewish or Joint Invention, National Jewish shall be free to offer a license (which would be a non-exclusive license in the case of a Joint Invention) on terms it deems appropriate to third parties; provided, however, National Jewish shall not offer a license to any such third party on terms more favorable than those offered to Sponsor without first offering Sponsor an opportunity to accept a license on the same terms as National Jewish proposes to offer to such third party.



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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the
Agreement, and hereby reaffirm all other provisions of the Agreement, by their duly authorized officers or representatives.

NATIONAL JEWISH MEDICAL AND                AEOLUS PHARMACEUTICALS, INC.
  RESEARCH CENTER


By: /s/Judith Baskett                      By: /s/Clayton I. Duncan
   ------------------------                   -------------------------
Name:  Judith Baskett                      Name:  Clayton I. Duncan
     ----------------------                     -----------------------

Title: Director                            Title: President &
       Research Administration                    CEO
      ---------------------                      ----------------------

Date:  8-3-98                              Date: 8-7-98
     ----------------------                     -----------------------


By: /s/Dr. James D. Crapo
   ------------------------
       Dr. James D. Crapo

Title:
      ---------------------
Date:  7-28-98
     ----------------------

Consented to by the Principal Investigators:


By: /s/Dr. Brian Day                       By: /s/Dr. Ling-Yi Chang
   ------------------------                   -------------------------
       Dr. Brian Day                              Dr. Ling-Yi Chang
       Principal Investigator                     Principal Investigator

Date:  7/28/98                             Date:  7/28/98
     ----------------------                     -----------------------




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